Exhibit 99.1

NEWS RELEASE
LONE STAR
TECHNOLOGIES, INC.
	CONTACT:	CHARLES J. KESZLER
(972) 770-6495
		Fax:	(972) 770-6411

LONE STAR TECHNOLOGIES REPORTS RECORD FOURTH QUARTER AND FISCAL 2004 EARNINGS

Dallas, TX, January 24, 2005 – Lone Star Technologies, Inc. (“Lone Star”) (NYSE: LSS) today reported record net income for the fourth quarter of 2004 of $34.0 million, or $1.15 per diluted share. This compared to net income for the third quarter of 2004 of $26.8 million, or $0.91 per diluted share.  Record net income for the year ended December 31, 2004 was $101.0 million, or $3.46 per diluted share.

The increase in the company’s fourth quarter net income was attributable to a moderation in steel cost increases combined with the benefit of lower raw material inventory quantities compared to the third quarter.  Average steel costs were up approximately 7% from the third quarter of 2004, compared to an average steel cost increase of approximately 19% in the third quarter over the second quarter.  Accordingly, the negative impact on earnings from Lone Star’s use of the LIFO (Last In First Out) method of accounting for inventories versus accounting for its inventory under the FIFO (First In First Out) method utilized by other oilfield service and supply companies moderated to approximately $3.2 million during the fourth quarter of 2004.  Average steel costs increased 111% in the fourth quarter of 2004 over the same period in 2003.  Lone Star estimates that had it accounted for its inventory under the FIFO method, earnings for the year ended December 31, 2004 would have been $161.9 million, or $5.54 per diluted share.

Total revenues were $268.6 million in the fourth quarter of 2004, down 1% from the third quarter of 2004.  Oilfield revenues increased 5% from the third quarter of 2004 to $198.1 million on a 5% rise in average selling prices combined with unchanged shipment volumes.

Fourth quarter 2004 revenues from specialty tubing decreased 11% from the third quarter of 2004 to $46.8 million on 15% lower shipment volumes, which was partially offset by 5% higher average selling prices.  Shipment volumes declined due to seasonally lower fourth quarter demand from automotive and original equipment manufacturers.  Revenues from flat rolled steel and other products were down 23% to $23.7 million on 24% lower shipment volumes.  While Lone Star maintained slightly higher average flat rolled steel selling prices as compared to the third quarter, shipment volumes were down in the fourth quarter due to increased availability of flat rolled steel from other suppliers in its regional markets.

At December 31, 2004, Lone Star had $89.3 million of cash and marketable securities in addition to an unused $125 million revolving credit facility. Earnings before interest, taxes, depreciation and amortization (EBITDA) were $46.1 million in the fourth quarter of 2004 and $147.2 million for the year ended December 31, 2004. A reconciliation of EBITDA to cash flows from operating activities is provided in the last table of this press release.  EBITDA is a non-GAAP liquidity measure commonly used by oilfield service and supply companies.

Rhys J. Best, Lone Star’s Chairman and Chief Executive Officer, stated, “We are pleased with our record results, which reflect continued robust demand for our premium oilfield products.  The yield and productivity initiatives that we implemented in the third quarter also contributed to our improved quarterly and year-end performance.  Looking ahead, we anticipate continued strong demand for our tubular products and related services and believe that demand for large diameter alloy-grade OCTG could also begin to improve by the middle of the year.”

Lone Star Technologies, Inc.’s principal operating subsidiaries manufacture, market and provide custom services related to oilfield casing, tubing, couplings, and line pipe, specialty tubing products used in a variety of applications, and flat rolled steel and other tubular products.

This release contains forward-looking statements based on assumptions that are subject to a wide range of business risks. There is no assurance that the estimates and expectations in this release will be realized. Important factors that could cause actual results to differ materially from the forward- looking statements are described in the periodic filings of Lone Star Technologies, Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Lone Star Technologies, Inc. does not undertake any obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

LONE STAR TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited; $ and shares in millions, except per share data)

	For the Quarter Ended December 31,		For the Twelve Months Ended December 31,
	2004	2003	2004	2003
Net revenues	$268.6	$132.7	$966.8	$534.1
Cost of goods sold	(219.1)	(132.8)	(804.8)	(528.9)
Gross profit (loss)	49.5	(0.1)	162.0	5.2
Selling, general and administrative expenses	(11.1)	(29.5)	(44.6)	(60.5)
Operating income (loss)	38.4	(29.6)	117.4	(55.3)
Interest income	0.6	0.5	1.8	1.4
Interest expense	(4.0)	(5.2)	(16.8)	(16.4)
Other income, net	0.6	0.2	2.0	2.2
Income (loss) before income tax	35.6	(34.1)	104.4	(68.1)
Income tax benefit (expense)	(1.6)	0.1	(3.4)	(0.1)
Net income (loss)	$34.0	$(34.0)	$101.0	$(68.2)
Depreciation & Amortization	7.1	6.6	27.8	25.4
Cash flows provided by (used in) operating activities	13.2	(27.1)	61.7	(40.6)
EBITDA	46.1	(22.8)	147.2	(27.7)
Per common share - basic:
Net income (loss) available to common shareholders	$1.17	$(1.20)	$3.51	$(2.40)
Per common share - diluted:
Net income (loss) available to common shareholders	$1.15	$(1.20)	$3.46	$(2.40)
Weighted average shares outstanding
Basic	29.0	28.5	28.7	28.4
Diluted	29.6	28.5	29.2	28.4

	($ in millions)
	For Quarter Ended December 31,				For the Twelve Months Ended December 31,
	2004		2003		2004		2003
Revenues by Segment	$	%	$	%	$	%	$	%
Oilfield Products	198.1	74	91.7	69	695.4	72	364.8	68
Specialty tubing products	46.8	17	26.7	20	175.1	18	121.8	23
Flat rolled steel and other products	23.7	9	14.3	11	96.3	10	47.5	9
Consolidated net revenues	268.6	100	132.7	100	966.8	100	534.1	100

	(in tons)
	For Quarter Ended December 31,				For the Twelve Months Ended December 31,
Shipments by Segment	2004	%	2003	%	2004	%	2003	%
Oilfield Products	148,800	70	119,900	66	592,900	67	496,200	68
Specialty tubing products	28,300	13	24,500	13	118,400	14	104,900	14
Flat rolled steel and other products	35,600	17	38,400	21	171,100	19	132,700	18
Total shipments	212,700	100	182,800	100	882,400	100	733,800	100

	Reconciliation of EBITDA to Cash Flows from Operations:
	For the Quarter Ended December 31,		For the Twelve Months Ended December 31,
	2004	2003	2004	2003
Cash flows provided by (used in) operating activities	$13.2	$(27.1)	$61.7	$(40.6)
Non-cash charge for stock compensation	(0.5)	(0.3)	(1.6)	(1.1)
Loss on sale of property	—	—	(0.1)	(0.4)
Goodwill impairment	—	(18.7)	—	(18.7)
Changes in working capital	24.6	17.1	63.0	(15.9)
Other balance sheet changes	3.8	1.6	5.8	33.9
Interest expense, net	3.4	4.7	15.0	15.0
Income tax benefit (expense)	1.6	(0.1)	3.4	0.1
EBITDA	$46.1	$(22.8)	$147.2	$(27.7)

Certain reclassifications of prior period amounts have been made to conform to the current period presentation.